Exhibit 99.1

CommerceHub Completes Acquisition of ChannelAdvisor

Creates commerce network with over 18,000 customers transacting more than $50 billion in gross merchandise value (GMV) annually

Latham, NY – November 15, 2022 – CommerceHub, one of the world’s largest commerce networks and provider of software solutions connecting supply, demand and delivery for retailers and brands globally, today announced the completion of its acquisition of ChannelAdvisor Corporation, a leading provider of cloud-based ecommerce solutions that enable brands and retailers to increase global sales, for $23.10 per share in cash.

The combined company enables even more businesses to reach and convert more shoppers and enhance the online shopping experience through drop ship, marketplace, digital advertising, and delivery management. CommerceHub now has over 18,000 customers transacting more than $50 billion in gross merchandise value (GMV) and over $500 million in digital marketing and retail media ad spend annually, with access to more than 400 marketplace and retail channels. With a significantly expanded network and portfolio of SaaS products and services, the company is positioned for growth by enabling networked commerce to make it easier for businesses to list, find and sell millions of products every day.

Analysts forecast ecommerce growing to over $5 trillion in 2026, driving 27% of overall retail sales.1 The merger of CommerceHub and ChannelAdvisor further extends what was already one of the largest ecommerce networks, delivering unprecedented scale and data-driven innovation for businesses to capitalize on long-term growth opportunities.

“Today marks an exciting new chapter for our customers all around the world,” said Bryan Dove, CommerceHub CEO. “By bringing these two businesses together, we can now empower our customers to reach more channels, expand selection, and increase sales by offering a unified set of solutions across marketplaces, drop ship, fulfillment, retail media, and more. I’m thrilled about bringing together an amazingly talented team and the opportunity to expand the breadth of what we can offer our customers across a broader network of trading partners and new channels.”

The combined company will be led by Bryan Dove. ChannelAdvisor CEO, David Spitz, will work with Dove and the combined team through the end of the calendar year on the transition process.

With the completion of the transaction, ChannelAdvisor shares have ceased trading and are no longer listed on the New York Stock Exchange.

About CommerceHub

CommerceHub is one of the world’s largest, most trusted commerce networks, connecting over 18,000 retailers and brands globally to transact more than $50 billion in gross merchandise value (GMV). Customers rely on CommerceHub’s software solutions to reach and convert more shoppers, and enhance the online shopping experience through drop ship, marketplace, digital advertising, and delivery management.

[1]	Morgan Stanley – Global Ecommerce Growth Forecast 2022